Exhibit 10.1
[TJX Companies, Inc. Letterhead]
September 17, 2009
Mr. Ernie Herrman
The TJX Companies, Inc.
770 Cochituate Road
Framingham, MA 01701
Re:  Amendment to Employment Agreement
Dear Mr. Herrman:
     Reference is made to the Employment Agreement dated as of September 8, 2006 (as subsequently amended and in effect on the date hereof, the “Existing Agreement”) between you and The TJX Companies, Inc. (the “Company”). The Existing Agreement and the period of your employment with the Company under the Existing Agreement were to expire on September 8, 2009 (the “End Date”), except as otherwise mutually agreed by you and the Company. The Company and you both agree that Section 1 of the Existing Agreement shall be amended so that “End Date” shall mean January 30, 2010. For the avoidance of doubt, the Company further acknowledges and agrees that your current Base Salary (as defined in the Existing Agreement) is $925,000 per year.
     If you agree with the foregoing, please so indicate by signing the enclosed copy of this letter agreement and returning it to Mr. Greg Flores at the Company, whereupon this letter agreement will take immediate effect as of September 8, 2009. This letter agreement shall constitute an agreement under seal.

The TJX Companies, Inc.
By:	/s/ Carol Meyrowitz
Title:	President & CEO

Agreed:

/s/ Ernie Herrman Ernie Herrman

Date: October 15, 2009